Exhibit 99.1

FOR IMMEDIATE RELEASE

November 2, 2018 Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS INC. EXPANDS DEBT FACILITY TO $17 MILLION

(DENVER, CO) Good Times Restaurants Inc. (GTIM), operator of Bad Daddy’s Burger Bar, a full-service, upscale burger bar concept and Good Times Burgers & Frozen Custard, a regional quick-service restaurant chain focused on fresh, high-quality, all-natural products today announced that it has amended its credit agreement with Cadence Bank, which expands the facility from $12 million to $17 million.

Ryan Zink, Chief Financial Officer, said “The successful development of nine Bad Daddy’s restaurants during fiscal 2018 has laid a solid foundation on which we expect to continue our development, having previously announced our intention to open seven to nine additional Bad Daddy’s during fiscal 2019. Cadence Bank’s significant experience in restaurant lending has allowed us to again choose them as a preferred partner in sourcing capital to further develop the Bad Daddy’s concept. We expect the expanded facility combined with our expanding operating cash flow to provide adequate capital to fund all of our development for fiscal 2019 and much of our development for fiscal 2020, while maintaining a relatively conservative amount of debt in our capital structure. This amendment improves upon the already attractive pricing of the existing agreement, provides a larger commitment, and extends the maturity of the loan to the end of calendar 2021.”

Commenting on development plans, Boyd Hoback President and CEO said “We plan to open two Bad Daddy’s restaurants during this quarter, with the first expected to open on November 12 in Decatur, Georgia, our fourth restaurant in the greater-Atlanta metropolitan area. This opening will be closely followed by our fourth restaurant in the Raleigh-Durham market. We are also under construction on our first development in the Nashville market and have a pipeline of restaurants in Huntsville and Birmingham (Alabama), Nashville (Tennessee) and markets in North and South Carolina as we continue to focus our expansion primarily in the Southeast region for fiscal 2019. We are thrilled to expand the relationship we’ve established with Cadence Bank and believe this partnership will serve us well in 2019 and beyond.”

About Good Times Restaurants Inc. Good Times Restaurants Inc. (GTIM) owns, operates, franchises and licenses 33 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries. Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high energy atmosphere that appeals to a broad consumer base. Additionally, through its wholly-owned subsidiaries, Good Times Restaurants Inc. operates and franchises a regional quick service restaurant chain consisting of 35 Good Times Burgers & Frozen Custard restaurants, located primarily in Colorado.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 26, 2017 filed with the SEC. Although Good Times may from time to time voluntarily update its forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:

Boyd E. Hoback, President and CEO (303) 384-1411

Ryan Zink, CFO (303) 384-1432

Christi Pennington (303) 384-1440